UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2020

Agentix Corp.
(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-55383

(Commission File Number)

46-2876282

(IRS Employer Identification No.)

32932 Pacific Coast Highway, #14-254

Dana Point, California 92629

(Address of principal executive offices)(Zip Code)

(949) 438-0160

Registrant’s telephone number, including area code

_______________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

Departure of Director and Principal Officer

On July 2, 2020, Michael Winterhalter resigned as a director and President of Agentix Corp. (the “Company,” “we,” “us,” or “our”). There were no disagreements between Mr. Winterhalter and the Company that caused his resignation. Mr. Winterhalter remains as Secretary and Treasurer of the Company.

Appointment of Directors

On July 2, 2020, the board of directors of the Company appointed Rudy Mazzocchi as Chairman of the Board of Directors, and President and Chief Executive Officer of the Company, and also appointed Rehan Huda and Scott Stevens as directors of the Company.

Rudy Mazzocchi

Mr. Mazzocchi, age 61, most recently served as Executive Chairman of Establishment Labs (Nasdaq: ESTA), a leading manufacturer of implantable medical devices in San Jose, Costa Rica, a position he held from 2014 until 2017. Mr. Mazzocchi was also a Co-Founder and served as Chief Executive Officer of BioMedX Group from 2017 until 2020, and is a Co-Founder, Chairman of OptiSTENT and was previously Chief Executive Officer of ELENZA, Inc., a company developing the world’s first electronic “AutoFocal” Intraocular Lens, a position he held from 2010 until 2018. From 2008 to 2010, he was Interim-President and Chief Executive Officer of NovaVision, Inc., a neuro-ophthalmology device company specializing in noninvasive photic-neurostimulation to restore vision. He has been the Acting-Chief Executive Officer of Berkshire Biomedical, a position he has held since 2019, and Chairman of My Next Health, a position he has held since 2020. From 2005 to 2008, Mr. Mazzocchi served as Managing Director of Accuitive Medical Ventures, a venture capital fund established to finance and develop early and expansion stage medical device and technology companies. He also served as President and Chief Executive Officer of Image-Guided NEUROLOGICS from 1998 to 2005. Prior to that, Mr. Mazzocchi was the cofounder and Director of Vascular Science and founding Chief Executive Officer of MICROVENA Corporation, eventually known as eV3, and served in numerous management and operations roles at Cook Critical Care, an operating division of COOK, Inc. He also previously served as Founding Chairman of Cytogenesis in 2000 to 2003, as well as Independent Director of Greatbatch, Inc. from 2012 to 2014. Mr. Mazzocchi received his B.S. in Life Sciences / Biochemistry from the University of Pittsburgh and completed graduate studies in Biophysics at the University of California, Los Angeles. Mazzocchi brings more than 30 years of experience in the med-tech/biotech industry in operations and general management roles and has extensive background and experience in the medical device industry. Mr. Mazzocchi’s experience in life sciences and the medical device industry led to our conclusion that he should also be serving as a member of our Board of Directors in light of our business and structure.

Rehan Huda

Rehan Huda, age 50, has served as a director of the Company since July 2, 2020. Since January 2016, Mr. Huda has served as Chief Executive Offices of Green Sky Labs Inc, a Canada-based technology incubation company focused on the cannabis industry. Mr. Huda has held held various positions within the federal government of Canada, including Senior Economist for the Department of Finance and Senior Analyst for the Natural Resources and Industry Departments. He is a recipient of the Canadian government’s Public Service Award of Excellence for his financial and economic analysis related to the awarding of operating licenses to wireless telecommunication service providers.

Mr. Huda has over 20 years of experience in investment banking, entrepreneurship, and corporate finance. He obtained a Bachelor of Arts and Masters of Arts (Economics and Psychology) from the University of Manitoba, which he attended from 1987 to 1994. Mr. Huda’s experience in finance and economics led to our conclusion that Mr. Huda should be serving as a member of our board of directors in light of our business and structure.

Scott Stevens

Scott Stevens, age 44, has served as a director of the Company since July 2, 2020, and he was previously our President and a member of the board of directors from June 10, 2019 to May 8, 2020. Since 2014, Mr. Stevens has been a Partner at Grays Peak Capital, a global investment firm located in New York. Mr. Stevens has over twenty years of global investment experience in finance, technology, consulting and M&A. Mr. Stevens is currently a director of Applied BioSciences Corp., a Nevada corporation, which trades on the OTCQB tier of the OTC Markets Group, Inc. Prior to Grays Peak, Mr. Stevens was a Portfolio Manager for sixteen years in public and private market investing. Before joining the buy-side, Mr. Stevens was an Analyst at Merrill Lynch & Co. in the Mergers & Acquisitions Group where he completed over $20 billion of transactions in various sectors including aerospace/defense, media, healthcare, and energy. Mr. Stevens graduated from the University of Michigan (BA Economics) in 1998. Mr. Stevens’ experience in finance and M&A led to our conclusion that Mr. Stevens should be serving as a member of our board of directors in light of our business and structure.

There are no arrangements or understandings between Messrs. Mazzocchi, Huda and Stevens and any other person pursuant to which Messrs. Mazzocchi, Huda and Stevens were elected as one of our directors. We are not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Agentix Corp.
(Registrant)

Date: July 8, 2020	By:	/s/ Michael Winterhalter
	Name:	Michael Winterhalter
	Title:	Secretary and Treasurer

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